Exhibit 99.1

Bio-Bridge Science Signs a Contract to Form a Cell-Culture Medium Joint Venture in Beijing, China

OAK BROOK, Illinois—Bio-Bridge Science, Inc. (OTCBB:BGES), a biotechnology company engaged in the commercial development of vaccines and vaccine-related products announced today that its wholly-owned subsidiary, Bio-Bridge Science (HK) Co., Ltd. has entered into a joint venture contract with JR Scientific Inc., a Woodland, California based manufacturer of classical and custom cell culture medium and sera products (“JRS”) and several other investors, to form a new cell culture medium joint venture in Beijing, China.  The registered capital of the new joint venture will be RMB 10,000,000 (approximately US $1,464,000). Bio-Bridge Science will invest RMB 5,100,000 in cash for a 51% controlling interest and JRS will provide technology for a 15% ownership interest in the new joint venture.

The new joint venture is expected to provide cell culture medium for scientific research and vaccine production for both internal and external purposes, as well as, to provide the Company with another source of revenue, diversified product offerings, and expanded sales and trade networks.

Dr. Liang Qiao, Chairman and CEO of Bio-Bridge Science said, “We are pleased to see the execution of the joint venture contract among Bio-Bridge Science, JRS and other investors. The new joint venture will complement our previous controlling stake acquisition of Xinheng Baide Biotechnology Co. Ltd., a serum manufacturing company, strengthening our position as a vaccine-related biomaterials supplier in China.”

This press release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof. Please refer to the Company's SEC filings for additional information.

Contact:

Bio-Bridge Science, Inc.
Chris Young, 630-928-0869
cyoung@bio-bridge-science.com